Exhibit 99.4

[FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEES]
RENT THE RUNWAY, INC.

TRANSFERABLE RIGHTS TO PURCHASE UP TO $12,500,000.00 IN SHARES OF

CLASS A COMMON STOCK,

REPRESENTING UP TO 3,063,725 SHARES OF CLASS A COMMON STOCK

THE RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,

ON OCTOBER 21, 2025, SUBJECT TO EXTENSION.

October 7, 2025
To Our Clients:

We are sending this letter to you because we hold shares of Rent the Runway, Inc., a Delaware corporation (the “Company”). The Company has commenced a rights offering (the “Rights Offering”) to all holders of record (collectively, the “Record Holders”) of shares of the Company’s Class A common stock and Class B common stock (the “Common Stock”), as of 5:00 p.m., New York City time, on October 6, 2025 (the “Record Date”), at no charge, of transferable subscription rights (the “Rights”) to purchase a pro rata share of an aggregate of $12,500,000.00 in shares of the Company’s Class A Common Stock (the “Shares”) at a subscription price of $4.08 per Share (the “Subscription Price”). As described in the Prospectus (as defined below), each Record Holder will receive one Right for each Share of Common Stock that such Record Holder owned as of 5:00 p.m., New York City time, on the Record Date. The Rights and Common Stock are described in the accompanying prospectus, dated September 30, 2025 (as the same may be amended, the “Prospectus”).

In the Rights Offering, up to an aggregate of $12,500,000.00 in Shares are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on October 21, 2025 (such time, the “Expiration Date”), subject to extension in the Company’s sole discretion. Rights not exercised prior to the Expiration Date will expire and have no value.  The Rights are transferable, subject to the conditions described in the Prospectus.

Each Right allows the holder thereof to subscribe for [●] Shares (the “Basic Subscription Privilege”) at the Subscription Price.

If a Record Holder fully exercises his Basic Subscription Privilege(s) and other Record Holders do not fully exercise their Basic Subscription Privilege(s), such holder may also exercise an over-subscription right (the “Over-Subscription Privilege”) to subscribe additional Shares that remain unsubscribed at the expiration of the Rights Offering (such shares, the “Unsubscribed Shares”), subject to availability.

To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privilege(s), the available Shares will be prorated, after eliminating all fractional Shares, among those  oversubscribing Rights holders. “Pro rata” means in proportion to the number of Shares that Rights holders have purchased by exercising their Basic Subscription Privilege. If there is a pro rata allocation of the Unsubscribed Shares and a Rights holder receives an allocation of a greater number of Shares than subscribed for under its Over-Subscription Privilege, such Rights holder will be allocated only the number of Shares for which such holder actually paid in connection with the Over-Subscription Privilege(s). The remaining Shares will be allocated among all other holders exercising their Over-Subscription Privilege(s) on the same pro rata basis described above.

Each Record Holder will be required to submit payment in full for all the Shares such holder wishes to buy with its Basic Subscription Privilege(s) and its Over-Subscription Privilege(s). Because the Company will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Record Holder wishes to maximize the number of Shares he or she may purchase pursuant to such holder’s Over-Subscription Privilege(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that the Record Holder wishes to invest, assuming that no holder other than such Record Holder purchases any Shares pursuant to their Basic Subscription Privilege(s) and Over-Subscription Privilege(s).

If you wish to exercise your Over-Subscription Right, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed instructions. When you send in that information, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Right).

The Rights are evidenced by Rights Certificates (the “Rights Certificates”), which may be physical certificates but will more likely be electronic certificates issued through the facilities of The Depository Trust Company (“DTC”). The Rights evidenced by a Rights Certificate may be transferred as described, and subject to the conditions provided, in the Prospectus.

All commissions, fees, taxes or other expenses, other than fees and expenses of Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”), incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

We are (or our nominee is) the Record Holder of the Common Stock held by us for your account. We can exercise your Rights only if you instruct us to do so. We have enclosed your copy of the Prospectus and corresponding subscription instructions.

The Rights will expire if not exercised prior to 5:00 p.m., New York City time, on the Expiration Date, subject to extension in the Company’s sole discretion. Any Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the Rights Offering cannot be revoked, changed or cancelled. The Rights are transferable, subject to the conditions described in the Prospectus.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering prior to the Expiration Date.

If you wish to have us, on your behalf, exercise the Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the Information Agent. The Information Agent may be contacted by telephone (888-789-8409) or email (shareholder@broadridge.com). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,